Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Date:	November 1, 2006
Company:	National Bancshares Corporation
112 West Market Street
Orrville, Ohio 44667
Contact:	Jennifer Shankelton
Director of Marketing
Phone:	330.682.1010
Fax:	330.684.2154
DAVID C. VERNON NAMED PRESIDENT AND CEO OF NATIONAL BANCSHARES
CORPORATION AND FIRST NATIONALBANK
ORRVILLE, Ohio, November 1, 2006 — National Bancshares Corporation and its subsidiary bank, First National Bank, today announced that its Board of Directors has named David C. Vernon President and Chief Executive Officer, effective November 15, 2006.
Mr. Vernon has been Vice Chairman of Central Federal Corporation and CFBank, Akron, Ohio since January 2006. Prior to becoming Vice Chairman, Vernon was Chairman of Central Federal Corporation and CFBank since January 2003. Mr. Vernon was Chief Executive Officer of the Corporation and CFBank from January 2003 to January 2005 and President of the Corporation from March 2003 to January 2005.
Vernon’s experience spans over 40 years with financial institutions of varying magnitudes and disciplines. His activities ranged from executive management with large organizations such as Bank One and Merrill Lynch to the founding of Summit Bank, Akron, and its publicly traded parent. In its first year of eligibility, Summit Bank was recognized as a Weatherhead 100 company.
Mr. Vernon was born in Akron and lived in the Akron community for most of his life, with exception of his military service in the US Marine Corps. He graduated from the University of Akron with a major in finance and from graduate banking schools at the University of Wisconsin and State University of New York.
Vernon has served as a director on the boards of ten for-profit companies and his community service includes more than a dozen foundations and community boards. Vernon was honored in 1997 as the Akron Regional Development Board’s Entrepreneur of the Year.

“Dave Vernon has a proven record of successfully growing banks and improving shareholder value”, stated Chairman of the Board, John W. Kropf. “Dave’s knowledge of the banking industry and his enthusiasm and energy levels excite the Board about the future of our Bank. I look forward to working with him and witnessing the successful results of his work.”
From Vernon on his new post, “This is a most important assignment for me. I am impressed with the dedication of the Board of Directors and with the members of the management group I have had the privilege to meet. First National Bank is a wonderful financial services company and I look forward to working with everyone to make it even better” he concluded.
National Bancshares Corporation is the holding company for First National Bank a federally chartered national bank formed in Ohio in 1881. First National Bank has fourteen offices in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. Additional information is available at www.fnborrville.com.
Member FDIC.